Exhibit 99.1

Verrica Pharmaceuticals Reports First Quarter 2022 Financial Results

Upcoming PDUFA date of May 24, 2022 for VP-102 NDA for the treatment of molluscum

First patient dosed in Phase 2 trial of LTX-315 in basal cell carcinoma

WEST CHESTER, PA – May 9, 2022 (GLOBE NEWSWIRE) – Verrica Pharmaceuticals Inc. (Verrica) (Nasdaq: VRCA), a dermatology therapeutics company developing medications for skin diseases requiring medical interventions, today announced financial results for the first quarter ended March 31, 2022.

“This quarter, we achieved commercial readiness and entered the final stage of pre-launch operations as our PDUFA date approaches for VP-102, potentially the first treatment approved by the FDA to treat molluscum,” said Ted White, Verrica’s President and Chief Executive Officer. “We look forward to potentially bringing treatment and relief to thousands of patients, primarily children, suffering from molluscum, starting with a sales focus in Dermatology, Pediatric Dermatology and key academic centers and health systems.”

Mr. White continued: “We also dosed the first patient in our Phase 2 trial of LTX-315, a novel immunotherapy, in basal cell carcinoma, the most common type of cancer in the world. We are excited about this innovative, non-surgical approach to non-melanoma skin cancers. We expect to enroll over 60 patients in the trial and look forward to providing further updates.”

Business Highlights and Recent Developments

VP-102

•	Verrica’s lead product candidate, VP-102, is currently under U.S. Food and Drug Administration (FDA) review and has an upcoming Prescription Drug User Fee Act (PDUFA) goal date of May 24, 2022.

LTX-315

•

In April 2022, Verrica dosed the first patient in its Phase 2 clinical trial of LTX-315, a potentially first-in-class oncolytic peptide immunotherapy, for the treatment of basal cell carcinoma. The Phase 2 trial is a three-part, open-label, multicenter, dose-escalation, proof-of-concept study with a safety run-in designed to assess the safety, pharmacokinetics, and efficacy of LTX-315 when administered intratumorally to adults with biopsy-proven basal cell carcinoma.

Financial Results

First Quarter 2022 Financial Results

•

Verrica recognized license revenues of $0.4 million in the first quarter of 2022 compared to $12.0 million for the same period in 2021 related to the Collaboration and License Agreement (the “Torii Agreement”) with Torii Pharmaceutical Col, Ltd (“Torii”). The license revenue in the first quarter of 2022 consisted of supplies and development activity with Torii and the same period of 2021 was related to a Torii upfront license milestone payment of $12.0 million.

•

Research and development expenses were $2.7 million in the first quarter of 2022, compared to $5.4 million for the same period in 2021. The decrease was primarily attributable to a one-time $2.3 million milestone payment to Lytix Biopharma AS upon the achievement of a regulatory milestone for LTX-315 in the first quarter of 2021.

•

General and administrative expenses were $5.1 million in the first quarter of 2022, compared to $6.6 million for the same period in 2021. The decrease was primarily related to a ramp up of pre-commercial activities for VP-102 during the first quarter of 2021 partially offset by increased expenses in the first quarter of 2022 related to increased headcount.

•	For the first quarter of 2022, net loss on a GAAP basis was $8.5 million, or $0.31 per share, compared to a net loss of $0.9 million, or $0.04 per share, for the same period in 2021.

•	For the first quarter of 2022, non-GAAP net loss was $6.8 million, or $0.25 per share, compared to a non-GAAP net income of $0.8 million, or $0.03 per share, for the same period in 2021.

•

As of March 31, 2022, Verrica had aggregate cash, cash equivalents, marketable securities and restricted cash of $61.9 million. The Company believes that its existing cash, cash equivalents and marketable securities as of March 31, 2022, will be sufficient to support planned operations into the third quarter of 2022.

Non-GAAP Financial Measures

In evaluating the operating performance of its business, Verrica’s management considers non-GAAP (loss) income from operations, non-GAAP net (loss) income and non-GAAP net (loss) income per share. These non-GAAP financial measures exclude stock-based compensation charges and non-cash interest expense that are required by GAAP. Verrica believes that non-GAAP (loss) income from operations, non-GAAP net (loss) income and non-GAAP net (loss) income per share provides useful information to both management and investors by excluding the effect of certain non-cash expenses and items that Verrica believes may not be indicative of its operating performance, because either they are unusual and Verrica does not expect them to recur in the ordinary course of its business, or they are unrelated to the ongoing operation of the business in the ordinary course. Non-GAAP (loss) income from operations, non-GAAP net (loss) income and non-GAAP net (loss) income per share should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. Non-GAAP (loss) income from operations, non-GAAP net (loss) income and non-GAAP net (loss) income per share have been reconciled to the nearest GAAP measure in the tables following the financial statements in this press release.

About VP-102

Verrica’s lead product candidate, VP-102, is a proprietary drug-device combination product that contains a GMP-controlled formulation of cantharidin (0.7% w/v) delivered via a single-use applicator that allows for precise topical dosing and targeted administration. VP-102 is currently under U.S. Food and Drug Administration (FDA) review and could potentially be the first product approved by the FDA to treat molluscum contagiosum — a common, highly contagious skin disease that affects an estimated six million people in the United States, primarily children. If approved, VP-102 will be marketed in the United States under the conditionally accepted brand name YCANTH™. In addition, Verrica has successfully completed a Phase 2 study of VP-102 for the treatment of common warts and a Phase 2 study of VP-102 for the treatment of external genital warts.

About Molluscum Contagiosum (Molluscum)

There are currently no FDA-approved treatments for molluscum, a highly contagious viral skin disease that affects approximately six million people — primarily children — in the United States. Molluscum is caused by a pox virus that produces distinctive raised, skin-toned-to-pink-colored lesions that can cause pain, inflammation, itching and bacterial infection. It is easily transmitted through direct skin-to-skin contact or through fomites (objects that carry the disease like toys, towels or wet surfaces) and can spread to other parts of the body or to other people, including siblings. The lesions can be found on most areas of the body and may carry substantial social stigma. Without treatment, molluscum can last for an average of 13 months, and in some cases, up to several years.

About Verrica Pharmaceuticals Inc.

Verrica is a dermatology therapeutics company developing medications for skin diseases requiring medical interventions. Verrica’s late-stage product candidate, VP-102, is in development to treat molluscum, common warts and external genital warts, three of the largest unmet needs in medical dermatology. Verrica is also developing VP-103, its second cantharidin-based product candidate, for the treatment of plantar warts. The Company has also entered a worldwide license agreement with Lytix Biopharma AS to develop and commercialize LTX-315 for dermatologic oncology conditions. For more information, visit www.verrica.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believe,” “expect,” “may,” “plan,” “potential,” “will,” “look forward,” and similar expressions, and are based on

Verrica’s current beliefs and expectations. These forward-looking statements include expectations regarding Verrica’s expectations with regard to the potential approval of the NDA for VP-102 and the potential benefits and potential commercialization of VP-102 for the treatment of molluscum, if approved, including the timing of launch, the clinical development of Verrica’s VP-102 for additional indications and Verrica’s other product candidates, expectations with regard to enrollment for Verrica’s Phase 2 clinical trial for LTX-315 and Verrica’s cash, cash equivalents, marketable securities and restricted cash being sufficient to support planned operations into the third quarter of 2022. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the drug development process and the regulatory approval process, Verrica’s reliance on third parties over which it may not always have full control, uncertainties related to the COVID-19 pandemic and other risks and uncertainties that are described in Verrica’s Annual Report on Form 10-K for the year ended December 31, 2021 and other filings Verrica makes with the U.S. Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this press release and are based on information available to Verrica as of the date of this release, and Verrica assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

VERRICA PHARMACEUTICALS INC.

Condensed Statements of Operations

(unaudited, in thousands except share and per share data)

	Three Months Ended March 31,
	2022	2021
Licensing Revenue	$431	$12,000
Operating expenses:
Research and development	2,723	5,362
General and administrative	5,118	6,578

Total operating expenses	7,841	11,940

(Loss) income from operations	(7,410)	60
Interest income	22	32
Interest and other expense	(1,082)	(1,028)

Net loss	$(8,470)	$(936)

Net loss per share, basic and diluted	$(0.31)	$(0.04)

Weighted average common shares outstanding, basic and diluted	27,519,053	25,602,404

VERRICA PHARMACEUTICALS INC.

Selected Balance Sheet Data

(unaudited, in thousands)

	March 31, 2022	December 31, 2021
Cash, cash equivalents, marketable securities and restricted cash	$61,904	$70,354
Prepaid assets and other assets	3,868	3,974

Total current assets	65,772	74,328
PP&E, lease right of use asset, other	5,845	5,797

Total assets	$71,617	$80,125

Total liabilities	$46,199	$47,520
Total stockholders’ equity	25,418	32,605

Total liabilities and stockholders’ equity	$71,617	$80,125

VERRICA PHARMACEUTICALS INC.

Reconciliation of Non-GAAP Financial Measures (unaudited)

(in thousands except share and per share data)

	Three Months Ended March 31, 2022
	Income from Operations	Net (loss) income	Net (loss) income per share
GAAP	$(7,410)	$(8,470)	$(0.31)

Non-GAAP Adjustments:

Stock-based compensation - Selling, General & Admin (a)	899	899
Stock-based compensation - Research & Development (a)	417	417

Non-cash interest expense (b)		354

Adjusted	$(6,094)	$(6,800)	$(0.25)

	Three Months Ended March 31, 2021
	Income from Operations	Net (loss) income	Net (loss) income per share
GAAP	$60	$(936)	$(0.04)

Non-GAAP Adjustments:

Stock-based compensation - Selling, General & Admin (a)	1,105	1,105
Stock-based compensation - Research & Development (a)	298	298
Non-cash interest expense (b)		363

Adjusted	$1,463	$830	$0.03

(a)

The effects of non-cash stock-based compensation are excluded because of varying available valuation methodologies and subjective assumptions. We believe this is a useful measure for investors because such exclusion facilitates comparison to peer companies who also provide similar non-GAAP disclosures and is reflective of how management internally manages the business.

(b)

The effects of non-cash interest charges are excluded. We believe such exclusion facilitates an understanding of the effects of the debt service obligations on the Company’s liquidity and comparisons to peer group companies and is reflective of how management internally manages the business.

FOR MORE INFORMATION, PLEASE CONTACT:

Investors:

Terry Kohler

Chief Financial Officer

484.453.3296

info@verrica.com

William Windham

Solebury Trout

646.378.2946

wwindham@troutgroup.com

Media:

Zara Lockshin

Solebury Trout

646.378.2960

zlockshin@troutgroup.com